EXHIBIT 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE

Investor and Media Relations:
Patty Bruner
Christensen

SMITH & WESSON POSTS RESULTS FOR THE THREE AND NINE
MONTHS ENDED JANUARY 31, 2004
INCREASED REVENUES, LOSS FOR QUARTER DUE TO
RESTRUCTURING AND RESTATEMENT COSTS

SPRINGFIELD, MA – (BUSINESS WIRE) – March 16, 2004 – Smith & Wesson Holding Corporation (AMEX:SWB), parent of the legendary 152-year old handgun maker Smith & Wesson Corp., reported net product sales of $27.5 million for the quarter ended January 31, 2004, a 7.6% increase over the quarter ended January 31, 2003. Sales for the nine months ended January 31, 2004 were $85.1 million, an increase of 20.1% over the comparable period in the previous fiscal year. The sales increase is attributable to the strong demand for the Company’s new products, particularly the Model 500 revolver, and successful promotional efforts in the domestic market. Firearms unit sales increased by 14.7% and 24.1% for the three and nine months ended January 31, 2004 compared to the comparable periods in 2003.

The Company also reported a net loss for the quarter ended January 31, 2004 of $1.7 million, or $.06 per share, compared to a profit of $718,545, or $.02 per share, for the quarter ended January 31, 2003. The quarterly loss resulted in a year-to-date loss of $450,696, or $.01 per share. The year-to-date loss compares to a profit of $743,505, or $.03 per share, for the nine months ended January 31, 2003.

The $1.7 million loss resulted entirely from one-time restructuring and severance costs as well as legal and professional fees incurred in the quarter as discussed below. The Company incurred restructuring costs of $1.0 million (approximately $629,000 after-tax, or $.02 per share) relative to the closing of the Scottsdale office, the discontinuation of the Crossings catalog and the discontinuation of the Advanced Technology division. The Company also incurred approximately $1.1 million (approximately $662,000 after-tax, or $.02 per share) in professional fees for the quarter relative to the restatement of the fiscal year 2002 financial statements as well as legal fees associated with the ongoing SEC investigation. In addition, the Company also incurred a one-time charge for severance payments to four officers who resigned in December. The total severance costs related to these officers was approximately $760,000 (approximately $474,000 after-tax, or $.02 per share). The total impact of these one-time charges and professional fees was approximately $2.8 million (approximately $1.8 million after-tax, or $.06 per share). Apart from these one-time charges and professional fees associated with the restatement and the SEC investigation, the Company would have reported a profit of $58,068, or $0.00 per share, for the quarter and $1,314,304, or $0.04 per share, for the nine months.

The Company expects to save approximately $1.6 million (approximately $900,000 after-tax, or $.03 per share) annually in salaries and office expenses from the closing of the Scottsdale corporate headquarters. The Crossings Catalog generated a loss of approximately $920,000 (approximately $530,000 after-tax, or $.02 per share) for the nine months ended January 31, 2004. The Advanced Technology division had a loss of approximately $940,000 (approximately $547,000 on an after-tax basis, or $.02 per share) for the nine months ended January 31, 2004.

Cash and cash equivalents declined by $7.4 million in the nine months ended January 31, 2004. The decrease in cash is attributable to the year-to-date losses for the Crossings catalog and the Advanced Technology division, which totaled approximately $2.1 million on a pre-tax basis. The Company also incurred over $1.8 million in professional fees with respect to the restatement of the fiscal year 2002 financial statements and the ongoing SEC investigation in the nine months ended January 31, 2004. The Company also made a $1.0 million payment on its long-term debt in July 2003. In addition, capital spending has exceeded depreciation by approximately $1.9 million as the Company continues to invest in the core business.

Roy Cuny, President and CEO of Smith & Wesson Holding Corporation commented, “We are excited about our progress and future growth as the company’s core handgun operation is strong with increasing sales and positive margins. Internally, we are focused on increasing customer satisfaction and driving out unnecessary costs through improved manufacturing processes and focused supply chain management strategies. The increase in sales is attributable to the increased demand for the Company’s well-respected revolver product portfolio, enhanced products and new product introductions, as well as the continued growth of the Walther product line. The Company has a high order backlog and the previous three shifts of production has been expanded to six days per week to address the high demand for Smith & Wesson products.” The order backlog at the end of January stood at $18.6 million, 34.8% higher than the $13.8 million backlog at the end of January 2003.

Mr. Cuny added, “The Company’s restructuring actions in the third quarter are focused on driving toward higher levels of operating efficiency through the process of consolidating physical operations and the discontinuance of non-core business activities. The loyal Smith & Wesson customers, including distributors, dealers and end buyers, are proving that the core handgun business presents significant opportunity to profitably grow the Company. We look forward to a long-standing focus on realizing that opportunity for all stakeholders – customers, shareholders and our highly driven employees.”

John Kelly, Chief Financial Officer, stated, “The Company plans to invest approximately $3.0 million of capital through the course of the next few months to further automate processes and drive toward even higher levels of productivity. Our focus is to allocate investment dollars in ways that best position the Company for quickly accretive operational enhancements. Capital expenditure decisions are based on very strict parameters that drive toward operational excellence.”

About Smith & Wesson

Smith & Wesson Holding Corporation is the parent company of Smith & Wesson Corp., one of the world’s leading producers of quality handguns, law enforcement products and firearm safety and security products. Law enforcement personnel, military personnel, target shooters, hunters, collectors, and firearms enthusiasts throughout the world have used the Company’s products with confidence for more than 150 years. Smith & Wesson Corp. also manufactures and markets Smith & Wesson branded handcuffs and other products utilizing its metal-working expertise. For more information, visit http://www.smith-wesson.com

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include statements regarding demand for the Company’s products and the opportunity for growth of the Company. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the Company’s products, the Company’s growth opportunities, the ability of the Company to obtain operational enhancements, and other risks detailed from time to time in the Company’s reports filed with the SEC.

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of:

	January 31, 2004	April 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,787,716	$12,182,010
Marketable securities	1,625,306	1,580,440
Accounts receivable, net	15,732,626	14,908,839
Inventories	15,087,314	15,599,305
Other current assets	4,834,238	8,097,862
Deferred income taxes	3,522,311	3,932,081
Income tax receivable	218,047	175,331

Total current assets	45,807,558	56,475,868

Property, plant and equipment, net	8,924,874	7,135,073
Intangibles, net	309,153	310,333
Collateralized cash deposits	22,767,414	21,513,000
Notes receivable	1,082,605	1,000,000
Deferred income taxes	10,112,394	9,308,893
Other assets	9,495,867	10,789,522

	$98,499,865	$106,532,689

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,950,859	$8,009,513
Accrued expenses	10,123,120	12,127,323
Accrued payroll	2,670,921	2,996,890
Accrued taxes other than income	1,694,910	1,616,607
Accrued profit sharing	1,588,237	1,620,928
Deferred revenue	872,563	212,787
Current portion of notes payable	3,094,156	92,278

Total current liabilities	24,994,766	26,676,326

Notes payable	38,905,844	42,907,722

Other non-current liabilities	19,818,747	21,918,798

Commitments and contingencies	—	—
Stockholders’ equity:
Common stock	30,772	30,620
Additional paid-in capital	16,437,349	16,247,108
Accumulated (deficit)	(1,726,057)	(1,275,361)
Accumulated other comprehensive income	38,444	27,476

Total stockholders’ equity	14,780,508	15,029,843

	$98,499,865	$106,532,689

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

	Three months ended		Nine months ended
	January 31,	January 31,	January 31,	January 31,
	2004	2003	2004	2003
Net product sales	$27,454,067	$25,509,861	$85,121,081	$70,881,940
License revenue	464,521	409,190	1,250,525	1,121,066
Cost of goods sold	19,499,459	18,834,351	59,570,067	51,150,283
Cost of services	229,627	67,923	287,123	131,250

Gross profit	8,189,502	7,016,777	26,514,416	20,721,473

Operating expenses:
Research and development, net	15,789	191,270	513,552	711,544
Selling and marketing	3,180,184	2,834,906	9,456,164	8,153,051
General and administrative	6,146,958	3,034,081	14,047,031	9,470,451
Restructuring costs	1,007,817	—	1,007,817	—

Total operating expenses	10,350,748	6,060,257	25,024,564	18,335,046

Income (loss) from operations	(2,161,246)	956,520	1,489,852	2,386,427

Other income/(expense):
Other income/(expense)	175,916	558,153	(8,868)	612,212
Interest income	78,673	115,460	248,569	478,023
Interest expense	(831,751)	(899,250)	(2,511,063)	(2,696,144)

	(577,162)	(225,637)	(2,271,362)	(1,605,909)

Income (loss) before income taxes	(2,738,408)	730,883	(781,510)	780,518
Income tax (benefit) expense	(1,031,476)	12,338	(330,814)	37,013

Net (loss) income	$(1,706,932)	$718,545	$(450,696)	$743,505
Other comprehensive income:
Unrealized gain on marketable securities net of tax	7,826	6,153	10,968	18,458

Comprehensive income (loss)	$(1,699,106)	$724,698	$(439,728)	$761,963

Weighted average number of common equivalent shares outstanding, basic	30,762,304	29,793,539	30,685,493	29,727,550

Net income (loss) per share, basic	$(0.06)	$0.02	$(0.01)	$0.03

Weighted average number of common equivalent shares outstanding, diluted	30,762,304	36,359,655	30,685,493	36,181,817

Net income (loss) per share, diluted	$(0.06)	$0.02	$(0.01)	$0.02

SMITH & WESSON HOLDING CORPORATION and Subsidiaries
CONSOLIDATED UNAUDITED STATEMENTS OF CASH FLOWS
For the Nine Months Ended:

	January 31, 2004	January 31, 2003
Cash flows used for operating activities:
Net (loss) income	$(450,696)	$743,505
Adjustments to reconcile net income to cash used for operating activities:
Amortization and depreciation	1,131,787	607,905
Loss (gain) on sale of assets	75,008	(6,380)
Provision for losses on accounts receivable	22,700	2,500
Provision for excess and obsolete inventory	148,111	181,388
Stock compensation for services	11,400	64,825
Changes in operating assets and liabilities (increase) decrease in assets:
Accounts receivable	(846,487)	(1,455,316)
Inventories	363,880	4,290,741
Other current assets	3,263,624	(1,505,735)
Deferred taxes	(393,731)	—
Income tax receivable	(42,716)	21,037
Note receivable	(82,605)	—
Other assets	1,293,655	(136,600)
Increase (decrease) in liabilities:
Accounts payable	(3,058,656)	(1,917,536)
Accrued payroll	(325,969)	(367,499)
Accrued profit sharing	(32,691)	(38,664)
Accrued taxes other than income	78,303	4,223
Accrued expenses	(2,004,201)	(1,029,049)
Other non-current liabilities	(2,100,051)	(1,513,290)
Deferred revenue	659,776	(1,395,544)
Due to Walther USA, LLC, net	—	(529,353)

Net cash used for operating activities	(2,289,559)	(3,978,842)

Cash flows (used for) investing activities:
Payments to acquire marketable securities	(33,898)	(535,440)
Additions to collateralized cash deposits	(1,254,414)	(957,692)
Payments to acquire patents	(14,109)	(67,101)
Proceeds from sale of property and equipment	14,799	8,760
Payments to acquire property and equipment	(2,996,106)	(2,831,673)

Net cash used for investing activities	(4,283,728)	(4,383,146)

Cash flows (used for) financing activities:
Payment on notes payable, Tomkins	(1,000,000)	—
Payments on loans and notes payable, related parties	—	(357,425)
Proceeds from sale of common stock	133,593	76,012

Proceeds from exercise of options to acquire common stock	45,400	—

Net cash used for financing activities	(821,007)	(281,413)

Net decrease in cash and cash equivalents	(7,394,294)	(8,643,401)
Cash and cash equivalents, beginning of year	12,182,010	20,012,491

Cash and cash equivalents, end of period	$4,787,716	$11,369,090